SEPARATION AND DISTRIBUTION AGREEMENT

    This SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement"), dated as of September 10, 1997, is made by and between BIOMUNE SYSTEMS, INC., a Nevada corporation ("Biomune") and VOLU-SOL, INC., a wholly owned subsidiary of Biomune and a Utah corporation ("Volu-Sol").

                             R E C I T A L S :

     A. The Board of Directors of Biomune ("Biomune Board") has determined that it is appropriate and desirable to separate Volu-Sol from Biomune by distributing as a dividend to the holders of shares of common stock, par value $.0001 per share, of Biomune (the "Biomune Common Stock") all outstanding shares of common stock, par value $.0001 per share, of Volu-Sol (the "Volu-Sol Common Stock") such transaction, as hereinafter described, being sometimes referred to as the "Distribution."

     B. Biomune and Volu-Sol have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect such separation and dividend distribution and to set forth other agreements that will govern certain other matters following such distribution.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                  ARTICLE I
                                 DEFINITIONS

     As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     1.1 Action. Any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     1.2 Add-on Volu-Sol Option. An option to acquire Volu-Sol Common Stock granted as provided in Section 3.03(a).

     1.3 Adjusted Biomune Option. A Biomune Stock Option, adjusted as provided in Section 3.03(a)

     1.4 Affiliate. As defined in Rule 12b-2 promulgated under the Exchange Act, as such Rule is in effect on the date hereof.

     1.5 Biomune 401(k) Plan. The Biomune Systems, Inc. Savings and Investment Plan.

     1.6 Biomune Business. The pharmaceutical and nutrition research and development business and any other businesses conducted by Biomune or any Biomune Subsidiary other than the Volu-Sol Business, in the past, at the date hereof or in the future.

     1.7 Biomune Employee. Any individual employed (or retained as a consultant, agent, advisor or independent contractor) by Biomune or a Biomune Subsidiary on, before or following the Distribution Date, but only during the time such individual was or is employed (or retained) by Biomune or a Biomune Subsidiary.

     1.8 Biomune Liabilities. Collectively, (i) all the Liabilities of Biomune under this Agreement, (ii) all the Liabilities, whenever arising (whether prior to, on or following the Effective Time), arising out of or in connection with or otherwise relating to the management or conduct of the Biomune Business, including, without limitation, the products made, sold or distributed by any Biomune Subsidiary prior to, on or following the Distribution Date, the former, present or future assets of Biomune or any Biomune Subsidiary (other than assets of Volu-Sol) or the former, present or future Biomune Employees (but only with respect to the time any such individual was a Biomune Employee) and (iii) all the Liabilities arising out of or based upon any untrue statement of material fact contained in the Information Statement, or the omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, other than liabilities arising out of or based upon the incorporation of any document in the Information Statement and the description of the Volu-Sol Business or otherwise relating to Volu-Sol in the Information Statement.

     1.9 Biomune Policies. All insurance policies and insurance contracts of any kind, including, without limitation, primary and excess policies, comprehensive general liability policies, workers' compensation insurance policies, and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder, in effect for periods prior to the Effective Time which are owned or maintained by or on behalf of Biomune or any of its predecessors which relate to both the Biomune Business and the Volu-Sol Business.

     1.10 Biomune Stock Option Plans. The Biomune Stock Incentive Plans, as amended, for the years 1992, 1993, 1995 and 1996.

     1.11 Biomune Stock Option. An option to purchase shares of Biomune Common Stock granted pursuant to any of the Biomune Stock Option Plans.

     1.12 Biomune Subsidiary. Any subsidiary of Biomune on or before the Distribution Date and any subsidiary of Biomune which may thereafter be organized or acquired, other than Volu-Sol.

     1.13 Code. The Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, including any successor legislation.

     1.14     Commission.  The Securities and Exchange Commission.

     1.15 Distribution Agent. American Stock Transfer & Trust Company, or other entity appointed by Biomune to distribute shares of Volu-Sol Common Stock pursuant to the Distribution.

     1.16 Distribution Date. The date determined by Biomune Board as of which the Distribution will be effected.

     1.17 Distribution Record Date. March 5, 1997, the date determined by Biomune Board as the record date for determining the holders of Biomune Common Stock who are entitled to participate in the Distribution.

     1.18 Effective Time. The time on the Distribution Date when Biomune delivers to the Distribution Agent instructions directing the Distribution Agent to effect the Distribution.

     1.19 ERISA. The Employee Retirement Income Security Act of 1974, as amended, or any successor legislation.

     1.20 Exchange Act. The Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     1.21 Indemnifiable Losses. Any and all losses, Liabilities, claims, damages, costs or expenses (including, without limitation, reasonable attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any Actions or threatened Actions).

     1.22 Information Statement. The information statement to be sent to the holders of shares of Biomune Common Stock and Preferred Stock as of the Distribution Record Date in connection with the Distribution.

     1.23 Insurance Proceeds. Those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

     1.24 Insured Claims. Those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Biomune Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments, but only to the extent that such Liabilities are within applicable policy limits, including aggregates.

     1.25     IRS.  The Internal Revenue Service.

     1.26 Liabilities. Any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any court, any governmental or other regulatory or administrative agency or commission or any award of any arbitration tribunal, and those arising under any contract, commitment or undertaking.

     1.27 Nasdaq SmallCap Stock Market or SCM. The National Association of Securities Dealers, Inc., SmallCap Stock Market.

     1.28 Plan. Any plan, policy, arrangement or contract providing benefits for any group of employees or former employees or individual employee or former employee, or the beneficiary or beneficiaries of any such employee or former employee, whether formal or informal, written or unwritten and whether or not legally binding, including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer or any employee or former employee to the beneficiary or beneficiaries of any such employee or former employee.

     1.29 Qualified Plan. A Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) and which constitutes or is intended in good faith to constitute a qualified plan under Section 401(a) of the Code, including, without limitation, the Plans listed on Schedule A.

     1.30 Registration Statement. The Volu-Sol Registration Statement on Form 10-SB relating to the registration of the Volu-Sol Common Stock under the Exchange Act.

     1.31 Securities Act. The Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     1.32 Subsidiary. Any entity at least 51% of the total outstanding voting interests of which are owned, directly or indirectly, by another entity.

     1.33 Volu-Sol Business. The medical diagnostic stain business and any other businesses conducted by Volu-Sol in the past, at the date hereof or in the future.

     1.34 Volu-Sol Employee. Any individual employed (or retained as a consultant, agent, advisor or independent contractor) by Volu-Sol on, before or following the Distribution Date, but only during the time such individual was or is employed (or retained) by Volu-Sol.

     1.35 Volu-Sol Liabilities. Collectively, (i) all the Liabilities of Volu-Sol under this Agreement, (ii) all the Liabilities, whenever arising (whether prior to, on or following the Effective Time), arising out of or in connection with or otherwise relating to the management or conduct of the Volu-Sol Business, including without limitation, the products made, sold or distributed by Volu-Sol prior to, on or following the Distribution Date, the former, present or future assets of Volu-Sol or the former, present or future Volu-Sol Employees (but only with respect to the time any such individual was a Volu-Sol Employee), and (iii) all the Liabilities arising out of or based upon any untrue statement of material fact contained in the Information Statement or in the portion of the Proxy Statement/Prospectus describing the Volu-Sol Business or otherwise relating to Volu-Sol, or the omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     1.36 Volu-Sol Transition Plan. The Volu-Sol Transition Plan to be adopted by Volu-Sol pursuant to which shares of Volu-Sol Common Stock may be issued to holders of Add-on Volu-Sol Options and which is expected to provide substantially identical benefits to the Biomune Stock Option Plans.

     1.37 Welfare Plan. Any Plan, including, without limitation, the Plans listed on Schedule B, which is not a Qualified Plan and which provides medical, health, disability, accident, life insurance, death, dental, severance or any other welfare benefit within the meaning of Section 3(1) of ERISA.

     References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement.

                                ARTICLE II
                    DISTRIBUTION AND RELATED TRANSACTIONS

     2.1 Biomune Board Action. The Biomune Board shall, in its discretion, establish the Distribution Record Date and the Distribution Date and any procedures necessary or appropriate to effect the Distribution. Such action shall not create any obligation on the part of Biomune to effect the Distribution or in any way limit Biomune's power of termination set forth in
Section 8.7 or alter the consequences of any such termination from those specified in such Section.

     2.2 The Distribution. Subject to the conditions contained in this Agreement, including without limitation, those set forth in Section 2.14 below, immediately prior to the Effective Time on the Distribution Date, Volu-Sol will effect a reverse split of its issued and outstanding shares to that number of shares of Volu-Sol Common Stock equal to one share of Volu-Sol Common Stock for each ten (10) shares of Biomune Common Stock outstanding at the Effective Time. At the Effective Time, subject to the conditions and rights of termination set forth in this Agreement, Biomune will deliver to the Distribution Agent a certificate representing all the then outstanding shares of Volu-Sol Common Stock and will deliver to the Distribution Agent instructions to distribute on, or as soon as practicable following the Distribution Date, one share of Volu-Sol Common Stock for each ten (10) shares of Biomune Common Stock held by holders of record of shares of Biomune Common Stock on the Distribution Record Date and the shares of Volu-Sol Common Stock required by Section 2.3, below. Volu-Sol will provide all share certificates that the Distribution Agent requires in order to effect the Distribution. The Distribution will, for all purposes, be deemed to have been effected at the time Biomune delivers such instructions to the Distribution Agent notwithstanding that certificates may not be mailed for several days thereafter. No certificates representing fractional shares of Volu-Sol Common Stock will be distributed to holders of Biomune Common Stock. All fractional share interests will be rounded up or down to the nearest whole share.

     2.3 Certain Preferred Shareholder Rights. Biomune has two (2) outstanding classes of Convertible Preferred Stock, i.e., Series A and Series C Convertible Preferred Stock (collectively the "Preferred Shares"). The statements which determined the rights and preferences of the Preferred Shares include a provision which requires that Biomune issue upon conversion of the Preferred Shares into Biomune Common Stock, the shares of Volu-Sol Common Stock that would have been issued had the conversion of the Preferred Shares occurred and the holders thereof become holders of Biomune Common Stock prior to the Distribution Record Date. Volu-Sol agrees to reserve for issuance, solely for the purpose of complying with this provision, a sufficient number of shares of Volu-Sol Common Stock, to be issued to the holders of the Preferred Shares as of the Distribution Record Date, if, when and as such holders exercise their conversion rights under the Preferred Shares. No shares of Volu-Sol Common Stock will be issued in respect of Preferred Shares issued as dividends following March 4, 1997. No consideration shall be paid to Volu-Sol for shares of Volu-Sol Common Stock issued pursuant to this obligation.

     2.4 Certain Warrants and Non-Plan Options. Certain warrants and options granted by Biomune and unexercised as of March 5, 1997, provide for Biomune to deliver Volu-Sol Common Stock if, when and as the warrants (or options) to purchase Biomune Common Stock are exercised. Volu-Sol agrees to make available and to sell to Biomune, solely for the purpose of meeting its obligation under such instruments, that number of shares of Volu-Sol to Common Stock representing 1/10th of the number of shares of Biomune Common Stock as may be issued upon exercise of said warrants or options, as the case may be. The purchase price to be paid by Biomune for such Volu-Sol Common Stock shall be a sum equal to 1/10th of the consideration received by Biomune upon the exercise of the related warrant or option, as the case may be.

     2.5 Elimination of Intercompany Accounts. Except as provided in this Section, the net amounts of all intercompany receivables, payables and indebtedness between Volu-Sol, on the one hand, and Biomune or any Biomune Subsidiary, on the other hand as of the Effective Time, will be satisfied in full by dividend or capital contribution, as appropriate, and without the need for any further documentation, as of the Effective Time. All advances made to Volu-Sol by Biomune after March 5, 1997 through and including the Effective Time will be evidenced by one or more promissory notes in the principal amount of the aggregate of all such advances (the "Volu-Sol Notes").

     2.6 Transfer of Assets. Prior to the Effective Time, Biomune will transfer to Volu-Sol all of its interest in Volu-Sol or any assets used in the Volu-Sol Business not previously transferred to Volu-Sol.

     2.7 Assumption and Satisfaction of Liabilities. Except as otherwise set forth herein, from and after the Effective Time, (a) Biomune will, and will cause the Biomune Subsidiaries to assume and pay, perform or discharge in due course all Biomune Liabilities and (b) Volu-Sol will assume and pay, perform or discharge in due course all the Volu-Sol Liabilities.

     2.8 Resignations. Biomune will use its best efforts to cause all Biomune Employees, except for Michael G. Acton, to resign, at or before the Effective Time, from all positions as officers or directors of Volu-Sol in which they serve. Volu-Sol will use its best efforts to cause all Volu-Sol Employees, except for Michael G. Acton, to resign, at or before the Effective Time, from all positions as directors or officers of Biomune or any Biomune Subsidiary in which they serve. Following the Distribution, the Volu-Sol board of directors ("Volu-Sol Board") will consist of Michael G. Acton, Jack W. Job and James R. Derrick.

     2.9 Further Assurances. If after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Biomune or Volu-Sol with full title to all properties, assets, rights, approvals, immunities and franchises pertaining to the Biomune Business or the Volu-Sol Business, as the case may be, the proper officers and each party to this Agreement will take all such necessary action. Without limiting the foregoing, Biomune and the Biomune Subsidiaries and Volu-Sol will use their best efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications and take all other actions which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings.

     2.10 No Representations or Warranties. Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, making any representation or warranty whatsoever, including, without limitation, as to title, value or legal sufficiency.

     2.12 Guaranties. Except as otherwise provided in Article III hereof with respect to employee benefit matters, Biomune and Volu-Sol will each use their best efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, Biomune or any Biomune Subsidiary removed as guarantor of or obligor for indebtedness or obligations for which Volu-Sol is primarily liable and Volu-Sol removed as guarantor of or obligor for indebtedness or obligations for which Biomune or any Biomune Subsidiary is primarily liable. Without limiting the generality of the foregoing, Biomune will use its best efforts to have the assets of Volu-Sol released as collateral under Biomune's bank line of credit and Volu-Sol will use its best efforts to have Biomune released as a guarantor of the lease relating to Volu-Sol's principal office. Biomune will indemnify, defend and hold harmless Volu-Sol from and against any and all Liabilities of Volu-Sol arising from a guarantee or other obligation of Volu-Sol in respect of indebtedness or obligations for which Biomune (or any Biomune Subsidiary) is primarily liable. Volu-Sol will indemnify and hold harmless Biomune from and against any and all Liabilities of Biomune arising from a guarantee or other obligation of Biomune in respect of indebtedness or obligations for which Volu-Sol is primarily liable.

     2.11     Litigation.

          (a) With respect to all Actions now pending or which may hereafter be commenced or threatened which may result in a Biomune Liability, Biomune and Volu-Sol will each use their best efforts to have Biomune or a Biomune Subsidiary substituted as parties to such Action in the place of and for Volu-Sol or any Volu-Sol Employee and to have Volu-Sol and any Volu-Sol Employee removed as parties to such Action following the Distribution Date.

          (b) With respect to all Actions now pending or which may hereafter be commenced or threatened which may result in a Volu-Sol Liability, Biomune and Volu-Sol will each use their best efforts to have Volu-Sol substituted as parties to such Action in the place of and for Biomune, any Biomune Subsidiary or any Biomune Employee and to have Biomune, any Biomune Subsidiary and any Biomune Employee removed as parties to such Action following the Distribution Date.

          (c) At all times from and after the Distribution Date, each of Volu-Sol and Biomune will use reasonable efforts to make available to the other upon written request its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved (without reimbursement for such persons' salaries).

          (d) The provisions of this Section 2.12 will be in addition to, and not in limitation of, the provisions of Article V, and compliance with the provisions of this Section 2.12 will not affect the obligations of the parties under Article V.

     2.13 Publicity. Any existing printed material implicitly or explicitly showing any affiliation or connection between Biomune and Volu-Sol as of the date such material is used may be used by Biomune and Volu-Sol only for a period ending six months after the Distribution Date. After the Distribution Date, neither party hereto will otherwise represent to third parties that it has a present business affiliation with the other.

     2.14 Conditions to the Distribution. The Biomune Board shall have the sole discretion to determine the Distribution Record Date and the Distribution Date, and all appropriate procedures in connection with the Distribution; provided that the Distribution shall not occur prior to such time as each of the following conditions shall have been satisfied or shall have been waived by the Biomune and Volu-Sol Boards:

          (a) Any material governmental approvals and consents necessary to consummate the Distribution shall have been obtained and be in full force and effect;

          (b) No order injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event shall have occurred or failed to occur that prevents the consummation of the Distribution; and

          (c) The Registration Statement shall have been declared effective by the Commission.

     2.15     Qualification as Tax-Free Distribution.

          (a) The parties have determined they will not seek a private letter ruling from the IRS concerning the tax-free status of the Distribution. Based on the counsel of their tax advisors, the parties believe the transaction would qualify as a tax-free distribution within the meaning of
Section 355 of the Code. After the Distribution Date, neither Volu-Sol nor Biomune will take, or permit any member of its respective corporate group to take, any action which could reasonably be expected to prevent the Distribution from qualifying as a tax-free distribution under Code Section 355 or any other transaction contemplated by this Agreement which is intended by the parties to be tax-free from failing so to qualify.

          (b) Notwithstanding the foregoing, nothing in this Section will prohibit either party from taking any action or entering into any transaction in the ordinary course of business or in the ordinary course of business dealing, or in connection with the settlement of any audit issue or the filing of any tax return.

                                  ARTICLE III
                              EMPLOYEE BENEFITS

     3.1 401(k) Plan. Presently no Biomune Employees who will become Volu-Sol Employees participate under the Biomune 401(k) Plan. Therefore, Volu-Sol does not intend to adopt a similar 401(k) Plan at this time.

     3.2     Welfare Plans.

          (a) Biomune and the Biomune Subsidiaries will assume or retain all Liabilities and obligations whatsoever for benefits of Biomune Employees and their spouses and dependents under any Welfare Plan. Except as provided in
Section 3.2(b), as of the Effective Time or as soon thereafter as may be agreed upon by Biomune, Volu-Sol and the applicable insurance carriers, but no later than December 31, 1997, Volu-Sol will cease to cosponsor any Welfare
Plans with Biomune or any Biomune Subsidiary; provided, however, that Volu-Sol Employees and their spouses and dependents participating in Biomune Welfare Plans cosponsored by Volu-Sol will remain entitled to benefits under (and in accordance with the terms of) such Welfare Plans for covered expenses incurred and benefits accrued prior to the time at which their participation in such Welfare Plans ceases. With respect to the insured medical and dental plan(s) cosponsored by Biomune and Volu-Sol for eligible employees and their spouses and dependents, Volu-Sol agrees to pay a pro rata share (based on number of participants) of any claims runoff for benefits incurred prior to the time Volu-Sol Employees and their spouses and dependants cease to participate in such plan(s) that requires additional payments to the insurance company over and above the amount reserved on Biomune's books for such purpose at the Effective Time, and Biomune agrees that it will refund to Volu-Sol, at such time as such reserve is no longer subject to runoff claims for benefits incurred prior to the time Volu-Sol Employees and their spouses and dependants cease to participate in such plan(s), a pro rata share (based on number of participants) of any portion of such reserve that is not utilized to pay such benefits. Volu-Sol will also be responsible for providing COBRA coverage under Code Section 4980B for former Volu-Sol Employees and their covered dependents who are entitled to COBRA coverage on and after the date Volu-Sol ceases to cosponsor the Biomune medical and dental plan(s). Volu-Sol will also be liable for any retiree medical coverage liabilities to retired Volu-Sol Employees and their dependents, and for any severance benefits payable to any Volu-Sol Employee under a severance pay plan or policy.

          (b) Biomune will permit Volu-Sol and any Volu-Sol Subsidiaries to cosponsor any Biomune Welfare Plan(s) (except for any severance pay plan) for such period following the Effective Time as may be agreed upon by Biomune, Volu-Sol and the applicable insurance carriers, but not later than December 31, 1997; provided that Volu-Sol and any Volu-Sol Subsidiaries will pay the costs associated with such co-sponsorship for Volu-Sol Employees and their spouses and dependants on the same basis as Biomune pays the costs associated with such co-sponsorship for Biomune Employees and their spouses and dependants.

     3.3     Stock Option Plans.

          (a) The parties will cooperate and take all action necessary to amend or otherwise provide for adjustments to outstanding awards under the Biomune Stock Option Plans, to adopt the Volu-Sol 1997 Transition Plan and to grant the Add-on Volu-Sol Options, so that effective as of the Distribution Date, each Biomune Stock Option that is outstanding and exercisable, but not then exercised, will have been adjusted immediately prior to the Distribution Date so as to represent two separate options, one to purchase Biomune Common Stock for the same number of shares as the related Biomune Stock Option and the other to purchase Volu-Sol Common Stock for one-tenth (1/10) of the number of shares as the related Biomune Stock Option (rounded down to the nearest whole share) (an "Adjusted Biomune Option" and an "Add-on Volu-Sol Option," respectively). Each Add-on Volu-Sol Option will have substantially the same terms as the related Biomune Stock Option except for the number of shares of Volu-Sol Common Stock to be purchased and except that Add-on Volu-Sol Options will be administered pursuant to the Volu-Sol 1997 Transition Plan. The exercise price per share and all other terms and conditions of each Biomune Option will not be changed in the Adjusted Biomune Option. The exercise price per share of each Add-on Volu-Sol Option shall be the same as the per-share exercise price of the Biomune Option to which it relates.

          (b) Biomune shall cause the Biomune Stock Option Plans to be interpreted so that employment of the Volu-Sol Employees with Volu-Sol shall be treated as employment with Biomune for purposes of the provisions of such plans causing outstanding Adjusted Biomune Options to expire upon the termination of employment of the option holder. Volu-Sol agrees to promptly notify Biomune of the termination of employment for any reason of each Volu-Sol Employee who is a holder of Adjusted Biomune Options for Biomune's use in administering the Biomune Stock Option Plans with respect to outstanding Adjusted Biomune Options. Biomune agrees to promptly notify Volu-Sol of the termination of employment for any reason of each of its employees who is a holder of Add-on Volu-Sol Options for Volu-Sol's use in administering the Volu-Sol 1997 Transition Plan. For so long as any Adjusted Biomune Options remain outstanding, Biomune shall provide to Volu-Sol, and Volu-Sol shall deliver to the Volu-Sol Employees who are holders of Adjusted Biomune Options, copies of the prospectus or prospectuses and all amendments and supplements thereto prepared in accordance with the Securities Act relating to the Adjusted Biomune Options. For so long as any Add-on Volu-Sol Options remain outstanding, Volu-Sol shall provide to Biomune, and Biomune shall deliver to its employees who are holders of Add-on Volu-Sol Options, copies of the prospectus or prospectuses and all amendments and supplements thereto prepared in accordance with the Securities Act relating to the Add-on Volu-Sol Options.

          (c) If the exercise of an Adjusted Biomune Option by a Volu-Sol Employee would have qualified for incentive stock option treatment under the Code if such person had at all times through the time of such exercise remained an employee of Biomune, Volu-Sol shall pay to the Volu-Sol Employee an amount in cash intended to compensate such person for the loss of such treatment as a result of failing to satisfy the employment requirements of
Section 422(a)(2) of the Code with respect to such option, such amount to be determined by Volu-Sol in its discretion, but not to exceed the value of the corresponding tax benefit to Volu-Sol. If the exercise of an Add-on Volu-Sol Option by a Biomune employee would have qualified for incentive stock option treatment under the Code if such person had at all times through the time of such exercise been an employee of Volu-Sol, Biomune shall pay to the employee an amount in cash intended to compensate such person for the loss of such treatment as a result of failing to satisfy the employment requirements of
Section 422(a)(2) of the Code with respect to such option, such amount to be determined by Biomune in its discretion, but not to exceed the value of the corresponding tax benefit to Biomune. In either of the foregoing cases, payment will be made no later than three months following the date of exercise, and will be conditioned upon the receipt of an undertaking from the holder not to dispose of the stock underlying the option in a disposition described in Section 422(a)(1) of the Code (in each case treating the date of grant of the related Biomune Stock Option as the date of grant of such option).

          (d) Any and all tax withholding and employment taxes (including the paying over of such taxes to the government) and related reporting required in connection with the exercise of an Adjusted or Add-on Option or in connection with a payment described in subsection (d) hereof shall be the responsibility of the employer (Biomune or Volu-Sol, as the case may be) of the individual to whom the Adjusted or Add-on Option was granted, and the employer shall be entitled to claim any tax deduction arising in connection with such Adjusted or Add-on Option. The issuer of the shares subject to the Adjusted or Add-on Option shall promptly notify the employer of the exercise and shall not be required to deliver any such shares upon exercise of the option until it shall have received satisfactory evidence that the person exercising the option has received the payment required by (d), above.

     3.4 Other Balance Sheet Adjustments. To the extent not otherwise provided in this Agreement, Biomune and Volu-Sol will take such action as is necessary to effect an adjustment to the books of Biomune and Volu-Sol so that, as of the Effective Time, the prepaid expense balances and accrued employee liabilities with respect to any employee liability or obligation assumed or retained as of the Effective Time (except to the extent a later time is agreed upon as provided in this Agreement) by Biomune and the Biomune Subsidiaries, on the one hand, and Volu-Sol, on the other hand, are appropriately reflected on the respective consolidated balance sheets as of the Effective Time, respectively, of Biomune and Volu-Sol.

     3.5 Preservation of Rights to Amend or Terminate Plans. No provision of this Agreement, including, without limitation, the agreement of Biomune or Volu-Sol that it, or any Biomune Subsidiary, will make a contribution or payment to or under any Plan herein referred to for any period, will be construed as a limitation on the right of Biomune or Volu-Sol or any Biomune Subsidiary or to amend or terminate such Plan which Biomune or Volu-Sol or any Biomune Subsidiary or would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement will be construed to create a right in any employee or former employee or beneficiary of such employee or former employee under a Plan which such employee or former employee or beneficiary would not otherwise have under the terms of the Plan itself.

                               ARTICLE IV
                               INSURANCE

     4.1 Biomune shall keep in effect all Biomune Policies in effect as of the date hereof insuring the Biomune Business and the Volu-Sol Business and the operations of Biomune, the Biomune Subsidiaries and Volu-Sol until the end of the day on the Distribution Date, unless Volu-Sol shall have earlier obtained appropriate coverage and notified Biomune in writing to that effect.

     4.2 Commencing at 12:01 a.m. on the day following the Distribution Date, Volu-Sol will cease to be covered under the Biomune Policies with respect to any loss, injury, damage, expense or liability that is incurred or asserted by a third party to have been incurred after the Distribution Date in, or in connection with, the conduct of the Volu-Sol Business.

     4.3 If, subsequent to the Effective Time, any person, corporation, firm or entity asserts such a claim against Volu-Sol, Biomune shall at the time such claim is asserted be deemed to assign, without need of further documentation, to Volu-Sol any and all rights of an insured party under the applicable Biomune Policy with respect to such asserted claim, specifically including rights of indemnity, if any, and the right, if any, to be defended by or at the expense of the insurer; provided, however, that nothing in this paragraph will be deemed to constitute (or to reflect) the assignment of the Biomune Policies, or any of them, to Volu-Sol.

     4.4 Agreement for Shared Defense. In the event that Insured Claims of both Volu-Sol and Biomune exist relating to the same occurrence, Volu-Sol and Biomune agree to jointly defend such Insured Claim; provided, that, if, in the reasonable judgment of one party, a conflict of interest between Biomune and Volu-Sol exists in respect of such Insured Claim or if the other party assumes responsibility for such Insured Claim with any reservations or exceptions, the party which concludes that a conflict exists or that has not assumed responsibility for such Insured Claim will have the right to employ separate counsel reasonably satisfactory to the other party. In that event, the fees and expenses of such separate counsel will be paid by the party retaining such counsel unless the other party will have indemnified such party against such fees and expenses pursuant to this Agreement or otherwise. Nothing in this Section 4.4 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, by operation of law or otherwise.

                                  ARTICLE V
                               INDEMNIFICATION

     5.1 Indemnification by Biomune. Except as otherwise set forth herein, Biomune will indemnify, defend and hold harmless Volu-Sol, each of its directors, officers, employees and agents, each Affiliate of Volu-Sol and each of the heirs, executors, successors and assigns of any of the foregoing (the "Volu-Sol Indemnitees") from and against any and all Indemnifiable Losses of the Volu-Sol Indemnitees arising out of, by reason of or otherwise in connection with the Biomune Liabilities.

     5.2 Indemnification by Volu-Sol. Except as otherwise set forth herein, Volu-Sol will indemnify, defend and hold harmless Biomune, each of its directors, officers, employees and agents, each Affiliate of Biomune and each of the heirs, executors, successors and assigns of any of the foregoing (the "Biomune Indemnitees") from and against any and all Indemnifiable Losses of the Biomune Indemnitees arising out of, by reason of or otherwise in connection with the Volu-Sol Liabilities.

     5.3 Limitations on Indemnification Obligations. The amount which any party (an "Indemnifying Party") is or may be required to pay to any other party (an "Indemnitee") pursuant to Section 5.1 or Section 5.2 will be reduced (retroactively or prospectively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Indemnifiable Loss. If an Indemnitee will have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and will subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee will pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Loss.

     5.4     Procedure for Indemnification.

          (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a person (including, without limitation, any governmental entity) who is not a party to this Agreement of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 5.4 shall not relieve the applicable Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail and will indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

          (b) Subject to the proviso of the following sentence, an Indemnifying Party shall defend or seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within thirty (30) days of the receipt of notice from an Indemnitee in accordance with Section 5.4(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party will notify the applicable Indemnitee whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which notice must specify any reservations or exceptions with respect to such assumption of responsibility; provided, however, that an Indemnifying Party may elect not to assume responsibility for defending a Third Party Claim only in the event of a good faith dispute that a claim was appropriately tendered under Section 5.1 or 5.2, as the case may be, in which case the Indemnitee may defend or seek to compromise or settle such Third Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party will not be liable to such Indemnitee under this Article V for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided, that, if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees' reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim or if the Indemnifying Party will assume responsibility for such claim with any reservations or exceptions, such Indemnitees will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnitees, and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel) will be paid by such Indemnifying Party.

          (c) If an Indemnifying Party elects to defend or to seek to compromise any Third Party Claim, the appropriate Indemnitee will (i) cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, (ii) not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent and (iii) agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and which releases the Indemnifying Party completely in connection with such Third Party Claim.

          (d) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee as to any events or circumstances with respect to which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

          (e) With respect to any Third Party Claim for which the Indemnifying Party assumes responsibility for defense, the Indemnifying Party will inform the Indemnitee, upon the reasonable written request of the Indemnitee, of the status of efforts to resolve such Third Party Claim. With respect to any Third Party Claim for which the Indemnifying Party does not assume such responsibility, the Indemnitee will inform the Indemnifying Party, upon the reasonable written request of the Indemnifying Party, of the status of efforts to resolve such Third Party Claim.

     5.5 Survival of Indemnities. The obligations of Biomune and Volu-Sol under this Article V will survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, businesses or Liabilities. All obligations of Biomune and Volu-Sol under this Article V will terminate five years after the Distribution Date, except with respect to claims for which one party has provided notice to the other prior to the end of such five-year period.

                                  ARTICLE VI
                           ACCESS TO INFORMATION

     6.1 Provision of Corporate Records. Biomune will use its best efforts to arrange, as soon as practicable following the Distribution Date, for the transportation to Volu-Sol of all original agreements, documents, books, records and files relating to or affecting Volu-Sol, any or the Volu-Sol Business (collectively "Records"), to the extent such items are not already in the possession of Volu-Sol, subject to the following exceptions:

          (a) Volu-Sol recognizes that certain Records may contain incidental information relating to Biomune and the Biomune Subsidiaries or may relate primarily to Subsidiaries or divisions of Biomune other than Volu-Sol, and that Biomune may retain such Records and provide copies of the relevant portions thereof to Volu-Sol; and

          (b) Biomune may retain any tax returns, reports, forms or work papers, and Volu-Sol will be provided with copies of such returns, reports, forms or work papers only to the extent that they relate to or affect Volu-Sol's returns or tax liability.

     6.2 Access to Information. From and after the Distribution Date, each of Biomune and Volu-Sol will afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified information, to the personnel, properties, books and records of such party and its subsidiaries insofar as such access is reasonably required by the other party.

     6.3 Confidentiality. Each of Biomune and the Biomune Subsidiaries on the one hand, and Volu-Sol on the other hand, will hold, and will cause its respective consultants and advisors to hold, in strict confidence, all information concerning the other in its possession (except to the extent that such information has been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources by such party) to the extent such information (i) relates to the period up to the Effective Time,
(ii) relates to this Agreement or (iii) is obtained from the other party pursuant to this Agreement, and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as advised by its counsel, by other requirements of law.

                                 ARTICLE VII
                                 TAX MATTERS

     7.1 Tax Returns. Biomune shall file all consolidated Federal income tax returns (and combined or consolidated state and local tax returns) for each member of the Biomune Group comprising Biomune and its Subsidiaries (excluding Volu-Sol) that are required to be filed for periods beginning before (or beginning and ending on) the Distribution Date. All returns with respect to Other Taxes for a period beginning before (or beginning and ending on) the Distribution Date shall be filed or caused to be filed by the party that under Section 7.3(b) is responsible for paying the tax to which the return relates. For all other taxable periods relating to taxes other than Transaction Taxes (a) Biomune shall be responsible for filing tax returns relating to members of the Biomune Group and (b) Volu-Sol shall be responsible for filing tax returns relating to members of the Volu-Sol Group, comprising Volu-Sol and its Subsidiaries, if any. Biomune shall file or cause to be filed all tax returns relating to Transfer Taxes.

     7.2 Income Tax Return Positions. Biomune and Volu-Sol agree that, except as otherwise required by a Final Determination, the transactions contemplated in this Agreement, except those transactions described in Section
2.3 hereof and transfers of stock in any foreign corporations, shall be treated by Biomune and Volu-Sol as being described in Section 355 of the Code.

     7.3     Responsibility for Taxes Generally.

          (a) Pre-Distribution Income Taxes. Except as otherwise provided herein, the Biomune Group shall pay, and shall indemnify and hold harmless each member of the Volu-Sol Group from, all Pre-Distribution Income Tax Liabilities, and the Biomune Group shall be entitled to receive and retain all refunds of Income Taxes for which the Biomune Group would have been responsible hereunder in the absence of the refund.

          (b) Other Taxes. Except as otherwise provided herein, the Biomune Group shall pay, and shall indemnify and hold harmless each member of the Volu-Sol Group from, all Other Taxes (and shall be entitled to receive and retain all refunds of Other Taxes) attributable to the operation of the Biomune Business immediately after the Distribution Date. Except as otherwise provided herein, Volu-Sol shall pay, and shall indemnify and hold harmless each member of the Biomune Group from, all Other Taxes (and shall be entitled to receive and retain all refunds of Other Taxes) attributable to the Volu-Sol Business immediately after the Distribution.

          (c) Carrybacks. Volu-Sol agrees that, to the extent that any carryback period for a Carryback Item would include any taxable period beginning on or before the Distribution Date, Volu-Sol shall elect (under Code section 172(b)(3) and any other applicable Code provision relating to the carry back of any Carryback Item and, to the extent feasible, any similar provision of any applicable state or local Income Tax law) to relinquish such carryback period as to any Carryback Item which can thereby be used to create or carry forward a tax benefit. In no event shall Biomune have any obligation to pay to Volu-Sol any amount in respect of a Carryback Item.

          (d) Transaction Taxes. The Biomune Group shall pay, and shall indemnify and hold harmless each member of the Volu-Sol Group from, all liabilities for Transaction Taxes, and the Biomune Group shall be entitled to receive and retain all refunds of Transaction Taxes for which the Biomune Group would have been responsible hereunder in the absence of the refund.

     7.4    Responsibility for an Event of Loss.

          (a) Volu-Sol Responsibility. Volu-Sol and any successor shall be responsible for, and shall indemnify and hold harmless Biomune and each member of the Biomune Group from, Income Taxes, Other Taxes and all reasonable out-of-pocket costs and expenses directly caused by an Event of Loss which is attributable to one or more of the following described events or transaction occurring after the Distribution Date and within two years after the Distribution Date with respect to Volu-Sol or any successor: a reorganization, consolidation, merger or acquisition by any person of a fifty percent (50%) or greater interest in Volu-Sol as determined under Section 355(d)(4) of the Code, applying the aggregation and attribution rules under subparagraphs
(d)(7) and (8) of that Section, which is in any way solicited or approved by the Volu-Sol Board (other than in connection with a hostile takeover); the sale or disposition of Volu-Sol's assets other than those assets relating to the Volu-Sol Business and other than in the ordinary course of business; Volu-Sol's ceasing to conduct its business as an active trade or business within the purview of Section 355 of the Code; the issuance, redemption or repurchase of shares of Volu-Sol Common Stock by Volu-Sol or any successor or any subsidiary of the foregoing; the purchase of Biomune Common Stock by Volu-Sol or any successor or any subsidiary of the foregoing; the recapitalization or other reclassification of the shares of Volu-Sol or any successor; or the complete or partial liquidation of Volu-Sol or any successor.

          (b)     Biomune Responsibility.   Biomune and any successor shall be
responsible for, and shall indemnify and hold harmless Volu-Sol and each member of the Volu-Sol Group from, Income Taxes, Other Taxes and all reasonable out-of-pocket costs and expenses directly caused by an Event of Loss which is attributable to one or more of the following described events or transactions occurring within two years of the Distribution Date with respect to Biomune or any successor; a reorganization, consolidation, merger or acquisition by any person of a fifty percent (50%) or greater interest in Biomune as determined under Section 355(d)(4) of the Code, applying the aggregation and attribution rules under subparagraphs (d)(7) and (8) of that Section, which is in any way solicited or approved by the Biomune Board (other than in connection with a hostile takeover); the sale or disposition of assets of any member of Biomune, other than in the ordinary course of business; Biomune's ceasing to conduct its digital media business as an active trade or business within the purview of Section 355 of the Code; the issuance, redemption or repurchase of shares of Biomune Common Stock by Biomune or any successor or any subsidiary of the foregoing; the purchase of Volu-Sol Common Stock by Biomune or any successor or any subsidiary of the foregoing; the recapitalization or other reclassification of the shares of Biomune or any successor; or the complete or partial liquidation of Biomune or any successor.

          (c) Shared Responsibility. If an Event of Loss shall occur and responsibility for the Event of Loss under Section 7.4(a) and 7.4(b) rests either with both parties or neither party, each party shall share the Income Taxes, Other Taxes and reasonable out-of-pocket costs and expenses directly caused by such Event of Loss in the ratio of fifty percent (50%) for Biomune and fifty percent (50%) for Volu-Sol, and each party shall indemnify and hold harmless the other party for its share of that liability.

          (d) Payments. If Biomune is required to make a payment to Volu-Sol under this Section 7, such payment shall be made to Volu-Sol or any successor, and any payment due under this Section 7 from Volu-Sol to Biomune shall be made by Volu-Sol to Biomune or any successor. The payment shall be made by the earlier of (a) twenty (20) days after Biomune (or a member of Volu-Sol, as applicable) makes a tax payment (including without limitation any payment made in connection with either an estimated or annual tax liability) or (b) twenty (20) days after a Final Determination with respect to such
tax.   The amount of any payment required to be made by any party to another under this Section 7 shall be an amount which, after subtraction of any additional federal, state or local taxes payable by the recipient in respect of the receipt of such payment (the "Gross-Up Amount"), is equal to the amount payable hereunder; provided, however, if a payment is made pursuant to Section 7.4(c) hereof and if a Gross-Up Amount is includable in the payment, the Gross-Up Amount so includable in the payment shall be reduced by fifty percent (50%) in the case of payments from Volu-Sol to Biomune or fifty percent (50%) in the case of payments from Biomune to Volu-Sol. Biomune and Volu-Sol agree that, without limiting the ultimate payment obligation of the payor set forth in the preceding sentence, any payment shall be reported for U.S. Federal income tax purposes as non-deductible and non-taxable unless, by reason of changes in the law or new interpretations of the law by the Internal Revenue Service, there is not substantial authority (within the meaning Code section 6662(d)(2)(B)(i)) for such position or such position is otherwise not permissible under applicable law.

     7.5    Cooperation and Exchange of Information.

          (a)  Matters Giving Rise to Indemnity.

               (1) Notice. If during the course of an audit any tax authority indicates an intention to propose an Adjustment to the tax liability of either the Volu-Sol Group or the Biomune Group ("Indemnitee") which would result, if such Adjustment were to be confirmed by a Final Determination, in a loss against which the other party ("Indemnitor") may be required to indemnify Indemnitee pursuant to this Agreement, Indemnitee shall promptly notify Indemnitor thereof in writing. Such notice to Indemnitor shall include sufficient information with respect to the issues as to which indemnity may be sought to enable Indemnitor to determine whether to request Indemnitee to contest the Adjustment.

               (2) Contest Rights and Conditions. If Indemnitor shall request that Indemnitee contest the Adjustment in writing within 20 days of the receipt of the notification referred to in Section 7.5(a)(1) hereof, Indemnitee will contest the Adjustment, provided that: in no event shall Indemnitee be required to contest any Adjustment unless coincident with Indemnitor's request (A) Indemnitee shall have received (i) a written acknowledgment from Indemnitor of its obligation to indemnify Indemnitee hereunder in the event it does not prevail in such contest and (ii) an opinion of independent tax counsel to Indemnitor (which counsel shall be reasonably acceptable to Indemnitee) to the effect that a reasonable basis exists for contesting the Adjustment; and (B) if such contest is to be conducted in a manner requiring payment of a proposed tax deficiency, Indemnitor shall have advanced to Indemnitee, on an interest-free basis, an amount sufficient to make payment of the amount attributable to the issues being contested, together with any required interest or penalties. If any funds are advanced by Indemnitor in connection with any tax contest, any refund received to the extent fairly attributable to such advance shall be returned to Indemnitor, together with any interest thereon paid by the relevant taxing authority, promptly upon Biomune's receipt of such funds. If Indemnitor shall have requested Indemnitee to contest an Adjustment and complied with each of the terms and conditions set forth above, such contest shall be conducted, at the direction of the Indemnitor, by independent tax counsel selected by Indemnitor and reasonably acceptable to Indemnitee. If Indemnitor or counsel selected by Indemnitor shall advocate, propose to advocate or fail to protest before any taxing authority a position with would result in a tax detriment to Indemnitee not subject to indemnification in order to reduce Indemnitor's obligation hereunder, Indemnitee may replace such counsel with counsel of its own selection and any tax detriment suffered by Indemnitee attributable to such position shall be included among the Income Taxes, Other Taxes and related expenses for which Indemnitee is entitled to indemnification hereunder.

               (3) Settlement: Release of Indemnification. If Indemnitor shall have requested Indemnitee to contest an Adjustment and complied with each of the terms and conditions set forth above, Indemnitee shall not settle or compromise any Adjustment for which indemnity is sought hereunder without the consent of Indemnitor unless it simultaneously releases Indemnitor from its obligations to indemnify and reimburse Indemnitee with respect to the issues so settled or comprised. If Indemnitor shall fail to request Indemnitee to contest any Adjustment or shall fail to comply with the terms and conditions entitling it to make such request as set forth in subparagraph (b), Indemnitee may in its sole discretion elect to contest (or not contest) such Adjustment with counsel selected by it and may at any time settle or compromise the matter without the consent of Indemnitor and without releasing its rights to indemnity from Indemnitor.

               (4)      Joint Responsibility.  If for the reasons described in
Section 7.4(c) an Event of Loss shall occur or is proposed by the IRS (or other taxing authority) to have occurred, the notice provisions in paragraph
(1) above shall apply, and notwithstanding paragraphs (2) or (3) above, Biomune shall have sole control over all decisions regarding any contest, dispute, litigation or settlement relating to the Event of Loss (the "Proceedings") and the incurrence of related reasonable expenses; provided, however, that Biomune shall keep Volu-Sol informed of the Proceedings and shall consult with Volu-Sol regarding the material issues relating to the Event of Loss raised in the Proceedings and that the Biomune's decisions regarding the choice of forum of the Proceedings, any decision to appeal and any settlement relating to the Event of Loss by Biomune with any tax authority shall each be subject to the approval of Volu-Sol, which approval shall not be unreasonably withheld.

          (b) Notice. If during the course of an audit any tax authority indicates an intention to propose an Adjustment to the tax liability of either the Volu-Sol Group or the Biomune Group (the "Tax Indemnitee") which would result, if such Adjustment were to be confirmed by a Final Determination, in a loss against which the other party (the "Tax Indemnitor") may be required to indemnify the Tax Indemnitee pursuant to this Section 7, the Tax Indemnitee shall promptly notify the Tax Indemnitor thereof in writing. Such notice to the Tax Indemnitor shall include sufficient information with respect to the issues as to which indemnity may be sought to enable Tax Indemnitor to determine whether to request the Tax Indemnitee to contest the Adjustment.

          (c) Contest Rights and Conditions. If the Tax Indemnitor shall request that the Tax Indemnitee contest the Adjustment in writing within twenty (20) days of the receipt of the notification referred to in Section 7.5(b) hereof, the Tax Indemnitee will contest the Adjustment; provided that in no event shall the Tax Indemnitee be required to contest any Adjustment unless coincident with the Tax Indemnitor's request (a) the Tax Indemnitee shall have received (i) a written acknowledgment from the Tax Indemnitor of its obligation to indemnify the Tax Indemnitee hereunder in the event it does not prevail in such contest and (ii) an opinion of independent tax counsel to the Tax Indemnitor (which counsel shall be reasonably acceptable to the Tax Indemnitee) to the effect that a reasonable basis exists for contesting the Adjustment; and (b) if such contest is to be conducted in a manner requiring payment of a proposed tax deficiency, the Tax Indemnitor shall have advanced to the Tax Indemnitee, on an interest-free basis, an amount sufficient to make payment of the amount attributable to the issues being contested, together with any required interest or penalties. If any funds are advanced by the Tax Indemnitor in connection with any tax contest, any refund received to the extent fairly attributable to such advance shall be returned to the Tax Indemnitor, together with any interest thereon paid by the relevant taxing authority, promptly upon Biomune's receipt of such funds. If the Tax Indemnitor shall have requested the Tax Indemnitee to contest an Adjustment and complied with each of the terms and conditions set forth above, such contest shall be conducted, at the direction of the Indemnitor, by independent tax counsel selected by the Tax Indemnitor and reasonably acceptable to the Tax Indemnitee. If the Tax Indemnitor or counsel selected by the Tax Indemnitor shall advocate, propose to advocate or fail to protest before any taxing authority a position which would result in a tax detriment to the Tax Indemnitee not subject to indemnification in order to reduce the Tax Indemnitor's obligation hereunder, the Tax Indemnitee may replace such counsel with counsel of its own selection and any tax detriment suffered by the Tax Indemnitee attributable to such position shall be included among Income Taxes, Other Taxes and related expenses for which the Tax Indemnitee is entitled to indemnification hereunder.

          (d) Settlement; Release of Indemnification. If the Tax Indemnitor shall have requested the Tax Indemnitee to contest an Adjustment and complied with each of the terms and conditions set forth above, the Tax Indemnitee shall not settle or compromise any Adjustment for which indemnity is sought hereunder without the consent of the Tax Indemnitor unless it simultaneously releases the Tax Indemnitor from its obligations to indemnify and reimburse the Tax Indemnitee with respect to the issues so settled or compromised. If the Tax Indemnitor shall fail to request the Tax Indemnitee to contest any Adjustment or shall fail to comply with the terms and conditions entitling it to make such request as set forth in Section 7.5(c) hereof, the Tax Indemnitee may in its sole discretion elect to contest (or not contest) such Adjustment with counsel selected by it and may at any time settle or compromise the matter without the consent of the Tax Indemnitor and without releasing its rights to indemnity from the Tax Indemnitor.

          (e)     Joint Responsibility.  If for the reasons described in
Section 7.4(c) hereof an Event of Loss shall occur or is proposed by the IRS (or other taxing authority) to have occurred, the notice provisions in Section 7.5(b) hereof shall apply, and notwithstanding Sections 7.5(b) and 7.5(c) hereof, Biomune shall have control over decisions regarding any contest, dispute, litigation or settlement relating to the Event of Loss (the "Proceeding") and the incurrence of related reasonable expenses, including without limitation the choice of tax counsel to represent it before any tax authority in matters relating to the Event of Loss; provided, however, that Biomune shall keep Volu-Sol informed of the Proceedings and shall consult with Volu-Sol regarding the material issues relating to the Event of Loss raised in the Proceedings; and provided, further, that (a) the choice of forum for such Proceeding, and any decision to appeal, (b) any settlement relating to the Event of Loss by Biomune with any tax authority shall each be subject to the approval of Volu-Sol, which approval shall not be unreasonably withheld.

          (f) Tax Return Information. Without limiting Section 7.5(e) hereof, Biomune and Volu-Sol agree to cooperate fully with each other in connection with the preparation of any tax return or claim for refund or in defending any audit or other proceeding in respect of taxes for all open taxable periods. Such cooperation shall include making personnel and records available promptly and within thirty (30) days (or such other period as may be reasonable under the circumstances) after a request for such personnel or records is made by the tax-imposing authority or the other party. If Biomune or Volu-Sol, as the case may be, fails to provide any information requested pursuant to this Section 7.5(f), then the requesting party shall have the right to engage a public accountant of its choice to gather such information. Biomune and Volu-Sol public accountant full access to all appropriate records or other information in the possession of any member of the Biomune Group or the Volu-Sol Group, as the case may be, during reasonable business hours, and to reimburse or pay directly all costs and expenses in connection with the engagement of such public accountant. Biomune agrees to indemnify and hold harmless each member of the Volu-Sol Group and its officers and employees, and Volu-Sol agrees to indemnify and hold harmless each member of the Biomune Group and its officers and employees against any cost, fine, penalty or other expense of any kind attributable to the negligence or misconduct of a member of the Biomune Group or the Volu-Sol Group, as the case may be, in supplying a member of the other group with inaccurate or incomplete information; provided, that, nothing set forth in this Section 7.5(f) shall require either party to permit the other to participate in any audit even though issues are raised for which an indemnity may be sought if such issues result in an Adjustment at the conclusion of such audit.

          (g) Record Retention. Biomune and Volu-Sol agree to retain all records which may contain information or provide evidence relevant to the determination of the Income Tax liability of the Biomune Group or the Volu-Sol Group or the stockholders of either for any taxable period until such time as a Final Determination occurs with respect to such taxable period; provided, however, that such records need not be retained longer than fifteen (15) years after the end of the latest taxable period to which they relate so long as such records do not relate to an ongoing contest.

                                 ARTICLE VIII
                                 MISCELLANEOUS

     8.1 Complete Agreement; Construction. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof, and supersedes all previous negotiations, commitments and writings with respect to such subject matter.

     8.2 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will survive the Distribution Date.

     8.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Utah, without regard to the principles of conflicts of laws thereof.

     8.4 Notices. All notices and other communications hereunder must be in writing and must be delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by facsimile transmission to the parties at the following addresses (or at such other addresses for a party as may be specified by like notice) and will be deemed given on the date on which such notice is received:

          If to Biomune:

               Biomune Systems, Inc.
               2401 South Foothill Drive
               Salt Lake City, Utah 84109
               Attn:    Chief Executive Officer
               Facsimile: (801) 466-3741

          If to Volu-Sol:

               Volu-Sol, Inc.
               5095 West 2100 South
               Salt Lake City, Utah 84120
               Attn:    Chief Executive Officer
               Facsimile: (801) 974-9553

     8.5 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

     8.6 Successors and Assigns. Except in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto, this Agreement will not be assignable, in whole or in part, directly or indirectly, by either party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent will be void; provided, however, that the provisions of this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     8.7 Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Record Date by and in the sole discretion of the Biomune Board without the approval of Volu-Sol or of Biomune's shareholders. In the event of such termination, no party will have any liability of any kind to any other party.

     8.8     No Third Party Beneficiaries.  Except for the provisions of
Article V relating to Indemnitees and as otherwise expressly provided herein, this Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     8.9 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     8.10 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder are specifically enforceable.

     8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective September 10, 1997.

                         BIOMUNE SYSTEMS, INC.,
                         a Nevada corporation


                         By:
                         Its:

                         VOLU-SOL, INC., a wholly owned subsidiary of Biomune Systems, Inc. and a Utah corporation

                         By:
                         Its:



LIST OF SCHEDULES AND EXHIBITS


A.List of Biomune's Qualified Plans

B.List of Biomune's Welfare Plans